Exhibit 99.1

Investor Update	Issue Date: September 26, 2013

This investor update provides certain forward-looking information about United Continental Holdings, Inc. (the “Company” or “UAL”) for third quarter 2013 and other periods.

Capacity

The Company estimates its third quarter 2013 consolidated system available seat miles (“ASMs”) to decrease 1.1% as compared to the same period in the prior year. The Company estimates its third quarter 2013 consolidated domestic ASMs to decrease 1.6% and consolidated international ASMs to decrease 0.3% year-over-year.

Revenue

The Company expects its third quarter 2013 consolidated passenger revenue per available seat mile (“PRASM”) to increase between 2.5% and 3.5% versus the third quarter of 2012. The Company expects its third quarter 2013 cargo and other revenue to be between $1.28 billion and $1.33 billion.

The midpoint of third quarter 2013 consolidated PRASM growth is approximately 1 percentage point lower than prior guidance primarily due to lower than expected results in the international entities. Transatlantic results were affected by lower than expected yields on certain interline tickets, and approximately 0.3 percentage points of the change in third quarter PRASM guidance is related to a true-up of Transatlantic interline tickets flown in prior periods. Also in September, additional competitive capacity in China resulted in lower than expected yields in the Pacific.

Advance Booked Seat Factor (Percentage of Available Seats that are Sold)

Compared to the same period last year, for the next six weeks, mainline domestic advance booked seat factor is up 1.1 points, mainline international advance booked seat factor is up 0.9 points, mainline Atlantic advance booked seat factor is up 3.4 points, mainline Pacific advance booked seat factor is down 1.7 points and mainline Latin America advance booked seat factor is up 0.3 points. Regional advance booked seat factor is up 1.6 points.

Non-Fuel Expense

UAL expects its third quarter consolidated cost per ASM (“CASM”), excluding profit sharing, third-party business expense, fuel and special charges, to increase 6.4% to 7.4% year-over-year.

The Company expects to record approximately $220 million of third-party business expense in the third quarter. Corresponding third-party business revenue associated with third-party business activities is recorded in other revenue.

Fuel Expense

UAL estimates its consolidated fuel price, including the impact of cash-settled hedges, to be $3.08 per gallon for the third quarter based on the forward curve as of September 19, 2013.

Non-Operating Expense

The Company estimates third quarter non-operating expense to be between $115 million and $145 million. Based on the forward curve as of September 19, 2013, the Company estimates the impact of fuel derivatives would be a gain of $60 million for the third quarter, which is included in the non-operating expense guidance above.

Profit Sharing and Share-Based Compensation

The Company pays 15% of total GAAP pre-tax earnings, excluding special items and share-based compensation program expense, as profit sharing to employees when pre-tax profit, excluding special items, profit sharing expense and share-based compensation program expense, exceeds $10 million. Share-based compensation expense for the purposes of the profit sharing calculation is estimated to be $61 million year to date through the third quarter.

Capital Expenditures and Scheduled Debt and Capital Lease Payments

In the third quarter, the Company expects approximately $620 million of gross capital expenditures and approximately $500 million of net capital expenditures, including net purchase deposits. The increase in net capital expenditures versus July guidance is primarily due to the timing difference of when the Company took delivery of certain aircraft and when the Company completed financing of those aircraft.

The Company expects debt and capital lease payments to amount to approximately $250 million in the third quarter.

Liquidity Position

UAL expects to end the third quarter with approximately $6.6 billion in unrestricted liquidity comprised of approximately $5.6 billion of unrestricted cash, cash equivalents and short-term investments and $1 billion in undrawn commitments under its revolving credit facility.

Taxes

UAL currently expects to record minimal cash income taxes in 2013.

Third Quarter 2013 Operational Outlook

	Estimated 3Q 2013	Year-Over-Year % Change Higher/(Lower)
Capacity (Million ASMs)
Mainline Capacity
Domestic	28,366	(2.4%)
Atlantic	13,192	1.9%
Pacific	10,015	(1.8%)
Latin America	4,934	0.1%
Total Mainline Capacity	56,508	(1.1%)
Regional[1]	8,527	(0.8%)
Consolidated Capacity
Domestic	36,614	(1.6%)
International	28,421	(0.3%)
Total Consolidated Capacity	65,035	(1.1%)

Traffic (Million RPMs)
Mainline Traffic
Domestic	24,535 - 24,786	(2.3%) - (1.3%)
Atlantic	11,475 - 11,585	4.7% - 5.7%
Pacific	8,464 - 8,551	(3.4%) - (2.4%)
Latin America	4,075 - 4,116	(0.9%) - 0.1%
Total Mainline System Traffic	48,549 - 49,038	(0.8%) - 0.2%
Regional System Traffic[1]	7,051 - 7,122	(0.3%) - 0.7%
Consolidated System Traffic
Domestic System	31,365 - 31,683	(1.5%) - (0.5%)
International System	24,235 - 24,477	0.2% - 1.2%
Total Consolidated System Traffic	55,600 - 56,160	(0.8%) - 0.2%

Load Factor
Mainline Load Factor
Domestic	86.5% - 87.4%	0.1 pts. - 1.0 pt.
Atlantic	87.0% - 87.8%	2.3 pts. - 3.1 pts.
Pacific	84.5% - 85.4%	(1.5) pts. - (0.6) pts.
Latin America	82.6% - 83.4%	(0.9) pts. - (0.1) pts
Total Mainline Load Factor	85.9% - 86.8%	0.2 pts. - 1.1 pts.
Regional Load Factor[1]	82.7% - 83.5%	0.5 pts. - 1.3 pts.
Consolidated Load Factor
Domestic	85.7% - 86.5%	0.2 pts. - 1.0 pt.
International	85.3% - 86.1%	0.4 pts. - 1.3 pts.
Total Consolidated Load Factor	85.5% - 86.4%	0.3 pts. - 1.1 pts.

1.	Regional results reflect flights operated under capacity purchase agreements and flights operated as part of our joint venture with Aer Lingus in 2012.

Third Quarter 2013 Financial Outlook

	Estimated 3Q 2013	Year-Over-Year % Change Higher/(Lower)
Revenue (¢/ASM, except Cargo and Other Revenue)
Mainline Passenger Unit Revenue	12.41 - 12.53	1.4% - 2.4%

Consolidated Passenger Unit Revenue	13.68 - 13.82	2.5% - 3.5%
Cargo and Other Revenue[1] ($B)	$1.28 - $1.33

Operating Expense[2] (¢/ASM)
Mainline Unit Cost Excluding Profit Sharing & Third-Party Business Expense	13.25 - 13.33	3.1% - 3.7%
Consolidated Unit Cost Excluding Profit Sharing & Third-Party Business Expense	14.09 - 14.17	2.5% - 3.1%

Non-Fuel Expense[2] (¢/ASM)
Mainline Unit Cost Excluding Profit Sharing, Fuel & Third-Party Business Expense	8.60 - 8.68	7.5% - 8.5%
Consolidated Unit Cost Excluding Profit Sharing, Fuel & Third-Party Business Expense	9.11 - 9.19	6.4% - 7.4%

Third-Party Business Expense ($M)	$220

Select Expense Measures ($M)
Aircraft Rent	$230
Depreciation and Amortization	$440

Fuel Expense
Mainline Fuel Consumption (Million Gallons)	855
Consolidated Fuel Consumption (Million Gallons)	1,050
Consolidated Fuel Price Excluding Hedges	$3.10 / Gallon
Consolidated Fuel Price Including Cash Settled Hedges	$3.08 / Gallon

Non-Operating Expense ($M)
Non-Operating Expense (including impact of fuel derivatives2)	$115 - $145
Estimated loss / (gain) on fuel derivatives[2] (incl. in Non-Operating Expense above)	($60)

Income Taxes
Income Tax Rate	0%

Capital Expenditures ($M)
Gross Capital Expenditures incl. Purchase Deposits	$620
Net Capital Expenditures incl. Purchase Deposits	$500

Debt and Capital Lease Payments ($M)	$250

1.	Includes third-party business revenue
2.	Excludes special charges
3.	Includes impact of fuel derivatives related to current and future quarters based on the September 19, 2013 forward fuel curve

Fuel Hedges

As of September 19, 2013, the Company had hedged 46% of its projected fuel requirements for fourth quarter 2013. The Company uses a combination of swaps, three-ways and four-ways on heating oil, Brent crude oil, aircraft fuel and diesel fuel.

The table below provides a view of the economic impact of the hedge portfolio on the Company’s September to December 2013 fuel costs for given significant moves (up to +/- 20%) in market prices from September 19, 2013 levels (Brent crude spot price of $108.76 per barrel).

September - December 2013 (in $ per gallon)

Change in Market Fuel Prices (1)	Decrease / (Increase) to Unhedged Fuel Cost (2)	Hedge Gain / (Loss) (3)	Net Decrease / (Increase) to Fuel Cost
20%	(0.58)	0.16	(0.42)
10%	(0.29)	0.11	(0.18)
(10%)	0.29	(0.04)	0.25
(20%)	0.58	(0.12)	0.46

(1)	Projected using hypothetical fuel curves parallel to the baseline Sept. 19, 2013 curve.
(2)	Based on estimated Sept. - Dec. 2013 consumption of 1.2 billion gallons excluding taxes and transportation.
(3)	Cash gain or loss including premiums on existing hedges as of Sept. 19, 2013.

Fuel Price Sensitivity

With the Company’s current portfolio, hedge gains/losses are recorded in both Fuel Expense and Non-Operating Expense (cash-settled and non-cash). The table below outlines the Company’s estimated cash hedge impacts at various price points relative to the baseline September 19, 2013 fuel forward curve, where Brent crude spot price was $108.76 per barrel.

Brent Fuel Scenarios*	Cash Hedge Impact	3Q13 forecast	4Q13 forecast	1Q14 forecast
+$40 / Barrel	Fuel Price Excluding Hedge** ($/gal)	$4.05	$4.07	$4.09
	Hedge Gain/(Loss) ($/gal)	0.07	0.22	0.11
+$30 / Barrel	Fuel Price Excluding Hedge** ($/gal)	$3.81	$3.84	$3.85
	Hedge Gain/(Loss) ($/gal)	0.06	0.20	0.11
+$20 / Barrel	Fuel Price Excluding Hedge** ($/gal)	$3.57	$3.60	$3.61
	Hedge Gain/(Loss) ($/gal)	0.04	0.17	0.11
+$10 / Barrel	Fuel Price Excluding Hedge** ($/gal)	$3.34	$3.36	$3.38
	Hedge Gain/(Loss) ($/gal)	0.03	0.11	0.06
Current Price ($108.76/bbl)	Fuel Price Excluding Hedge** ($/gal)	$3.10	$3.12	$3.14
	Hedge Gain/(Loss) ($/gal)	0.02	0.02	0.00
($10) / Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.86	$2.88	$2.90
	Hedge Gain/(Loss) ($/gal)	0.01	(0.01)	0.00
($20) / Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.62	$2.65	$2.66
	Hedge Gain/(Loss) ($/gal)	0.01	(0.08)	(0.04)
($30) / Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.38	$2.41	$2.42
	Hedge Gain/(Loss) ($/gal)	0.01	(0.18)	(0.11)
($40) / Barrel	Fuel Price Excluding Hedge** ($/gal)	$2.15	$2.17	$2.18
	Hedge Gain/(Loss) ($/gal)	0.00	(0.29)	(0.18)

*	Projected fuel scenarios represent hypothetical fuel forward curves parallel to the baseline Sept. 19, 2013 curve and are meant to illustrate the behavior of our fuel hedge portfolio at different commodity price points
**	Fuel price per gallon excluding hedge impacts, but including taxes and transportation costs

Share Count

These share count charts are based upon several assumptions including market stock price and number of shares outstanding. The number of shares used in the actual earnings per share calculation will likely be different from those set forth below. The increase in basic share count versus the share count stated in the July 2013 Investor Update is due primarily to the Company’s issuance of UAL common stock in exchange for certain of the Company’s convertible senior notes.

	3Q 2013
	(Estimated)
Net Income	Basic Share Count (in millions)	Diluted Share Count (in millions)	Interest Add-back (in $ millions)
Less than or equal to $0	357	357	$—
$1 million - $38 million	357	357	—
$39 million - $65 million	357	373	2
$66 million - $114 million	357	385	4
$115 million - $305 million	357	390	5
$306 million or greater	357	394	9

	Full Year 2013
	(Estimated)
Net Income	Basic Share Count (in millions)	Diluted Share Count (in millions)	Interest Add-back (in $ millions)
Less than or equal to $0	348	348	$—
$1 million - $152 million	348	348	—
$153 million - $255 million	348	373	11
$256 million - $455 million	348	385	20
$456 million - $1.215 billion	348	390	25
$1.216 billion or greater	348	394	39

Non-GAAP to GAAP Reconciliations

The Company evaluates its financial performance utilizing various accounting principles generally accepted in the United States of America (“GAAP”) and non-GAAP financial measures, including CASM, among others. Non-GAAP financial measures are presented because they provide management and investors the ability to measure and monitor the Company’s performance on a consistent basis. CASM is a common metric used in the airline industry to measure an airline’s cost structure and efficiency. Pursuant to SEC Regulation G, the Company has included the following reconciliation of reported non-GAAP financial measures to comparable financial measures reported on a GAAP basis. The Company believes that excluding fuel costs from certain measures is useful to investors because it provides an additional measure of management’s performance excluding the effects of a significant cost item over which management has limited influence. The Company also believes that adjusting for special charges is useful to investors because they are non-recurring charges not indicative of the Company’s on-going performance. The Company also believes that excluding third-party business expenses, such as maintenance, ground handling and catering services for third parties, fuel sales and non-air mileage redemptions provides more meaningful disclosure because these expenses are not directly related to the Company’s core business.

	Estimated 3Q 2013
Mainline Unit Cost (¢/ASM)	Low	High
Mainline CASM Excluding Profit Sharing	13.64	13.72
Special Charges (a)	—	—

Mainline CASM Excluding Profit Sharing & Special Charges (b)	13.64	13.72
Less: Third-Party Business Expense	0.39	0.39

Mainline CASM Excluding Profit Sharing, Third-Party Business Expense & Special Charges (b)	13.25	13.33
Less: Fuel Expense (c)	4.65	4.65

Mainline CASM Excluding Profit Sharing, Third-Party Business Expense, Fuel & Special Charges (b)	8.60	8.68

Consolidated Unit Cost (¢/ASM)	Low	High
Consolidated CASM Excluding Profit Sharing	14.43	14.51
Special Charges (a)	—	—

Consolidated CASM Excluding Profit Sharing & Special Charges (b)	14.43	14.51
Less: Third-Party Business Expense	0.34	0.34

Consolidated CASM Excluding Profit Sharing, Third-Party Business Expense & Special Charges (b)	14.09	14.17
Less: Fuel Expense (c)	4.98	4.98

Consolidated CASM Excluding Profit Sharing, Third-Party Business Expense, Fuel & Special Charges (b)	9.11	9.19

(a)	Operating expense per ASM – CASM excludes special charges, the impact of certain primarily non-cash impairment, severance and other similar accounting charges. While the Company anticipates that it will record such special charges throughout the year and may record profit sharing, at this time the Company is unable to provide an estimate of these charges with reasonable certainty.
(b)	These financial measures provide management and investors the ability to measure and monitor the Company’s performance on a consistent basis.
(c)	Both the cost and availability of fuel are subject to many economic and political factors and are therefore beyond the Company’s control.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Certain statements included in this investor update are forward-looking and thus reflect our current expectations and beliefs with respect to certain current and future events and financial performance. Such forward-looking statements are and will be subject to many risks and uncertainties relating to our operations and business environment that may cause actual results to differ materially from any future results expressed or implied in such forward-looking statements. Words such as “expects,” “will,” “plans,” “anticipates,” “indicates,” “believes,” “forecast,” “guidance,” “outlook” and similar expressions are intended to identify forward-looking statements. Additionally, forward-looking statements include statements that do not relate solely to historical facts, such as statements which identify uncertainties or trends, discuss the possible future effects of current known trends or uncertainties or which indicate that the future effects of known trends or uncertainties cannot be predicted, guaranteed or assured. All forward-looking statements in this report are based upon information available to us on the date of this report. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, except as required by applicable law. Our actual results could differ materially from these forward-looking statements due to numerous factors including, without limitation, the following: our ability to comply with the terms of our various financing arrangements; the costs and availability of financing; our ability to maintain adequate liquidity; our ability to execute our operational plans; our ability to control our costs, including realizing benefits from our resource optimization efforts, cost reduction initiatives and fleet replacement programs; our ability to utilize our net operating losses; our ability to attract and retain customers; demand for transportation in the markets in which we operate; an outbreak of a disease that affects travel demand or travel behavior; demand for travel and the impact that global economic conditions have on customer travel patterns; excessive taxation and the inability to offset future taxable income; general economic conditions (including interest rates, foreign currency exchange rates, investment or credit market conditions, crude oil prices, costs of aircraft fuel and energy refining capacity in relevant markets); our ability to cost-effectively hedge against increases in the price of aircraft fuel; any potential realized or unrealized gains or losses related to fuel or currency hedging programs; the effects of any hostilities, act of war or terrorist attack; the ability of other air carriers with whom we have alliances or partnerships to provide the services contemplated by the respective arrangements with such carriers; the costs and availability of aviation and other insurance; the costs associated with security measures and practices; industry consolidation or changes in airline alliances; competitive pressures on pricing and on demand; our capacity decisions and the capacity decisions of our competitors; U.S. or foreign governmental legislation, regulation and other actions (including open skies agreements and environmental regulations); labor costs; our ability to maintain satisfactory labor relations and the results of the collective bargaining agreement process with our union groups; any disruptions to operations due to any potential actions by our labor groups; weather conditions; the possibility that expected merger synergies will not be realized or will not be realized within the expected time period; and other risks and uncertainties set forth under Item 1A, Risk Factors, of UAL’s Annual Report on Form 10-K, as well as other risks and uncertainties set forth from time to time in the reports we file with the SEC.

For further questions, contact Investor Relations at (872) 825-8610 or investorrelations@united.com